Pricing Supplement Dated May 31, 2010				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.15%

Effective Dates:	5-31-2010	through	6-06-2010